1615 Poydras St. ▪ New Orleans, LA 70112	Financial and Media Contact:
David P. Joint
(504) 582-4203

McMoRan Exploration Co. Reports
Fourth-Quarter/Twelve-Month 2011 Results

HIGHLIGHTS

▪	Exploration & Development Activities:
o	Davy Jones
o	Completion activities of the Davy Jones No. 1 discovery well are in an advanced stage with flow testing expected in the first quarter of 2012.
o	Initial production expected shortly after a successful flow test.
o	Completion and flow testing of Davy Jones No. 2 well expected in the second half of 2012.
o	Blackbeard East
o	Preparing to log section below 30,800 feet.
o	Exploration results to date indicate updip potential in the Miocene (178 net feet of hydrocarbons) above 25,000 feet and downdip potential in the Oligocene (Frio) below 30,000 feet.
o	Lafitte
o	Exploration results indicated 211 net feet of possible productive sands, including 56 net feet in the Cris-R section of the Lower Miocene and 40 net feet in the Frio section.
o	Drilling below 32,400 feet to a proposed total depth of 33,000 feet to evaluate Oligocene and potential Eocene objectives.
o	Blackbeard West No. 2
o	Commenced drilling on November 25, 2011. Drilling below 11,700 feet with a proposed total depth of 26,000 feet. Targeting Miocene aged sands.
o	Lineham Creek
o	Operations commenced on December 31, 2011. Exploratory well has a proposed total depth of 29,000 feet and is targeting Eocene and Paleocene objectives below the salt weld.
▪	Fourth-quarter 2011 production averaged 170 million cubic feet of natural gas equivalents per day (MMcfe/d) net to McMoRan. Full-year 2011 daily production averaged 187 MMcfe/d net to McMoRan.
▪
Excluding production from Davy Jones which will be incorporated following the pending flow test, average daily production for 2012 is expected to approximate 130 MMcfe/d net to McMoRan, including 155 MMcfe/d in first quarter 2012.  Expect to increase 2012 production estimates following a successful flow test at Davy Jones.

▪
Operating cash flows totaled $48.5 million for the fourth quarter of 2011, including $56.6 million in abandonment expenditures, $39.1 million in insurance proceeds and $2.5 million in working capital sources.

▪
Reached settlement with insurance underwriters to finalize all outstanding claims from the 2008 hurricane events and recorded $39.1 million in gains associated with final settlement and other insurance reimbursements during the fourth quarter of 2011.

▪	Capital expenditures totaled $105.6 million in the fourth quarter of 2011 and $509.5 million for the twelve months ended December 31, 2011.
▪	Cash at December 31, 2011 totaled $568.8 million.
▪
Year-end 2011 proved reserves of oil, natural gas and natural gas liquids totaled 255.8 billion cubic feet of natural gas equivalents (Bcfe) based on independent reservoir engineers’ preliminary estimates.  Amounts exclude pending results from ultra-deep activities.

NEW ORLEANS, LA, January 17, 2012 – McMoRan Exploration Co. (NYSE: MMR) today reported net income applicable to common stock of $28.4 million, $0.16 per diluted share, for the fourth quarter of 2011 compared with a net loss applicable to common stock of $84.3 million, $0.83 per share, for the fourth quarter of 2010.

For the twelve months ended December 31, 2011, McMoRan reported a net loss applicable to common stock of $58.8 million, $0.37 per share, compared with a net loss applicable to common stock of $197.4 million, $2.08 per share, in the 2010 period.

James R. Moffett and Richard Adkerson, McMoRan’s Co-Chairmen, said, “We are enthusiastic about the progress of our deep drilling activities, which has provided confirmation of our geologic model.  Our drilling indicates a potential for large accumulations of hydrocarbons below the salt weld in the shallow waters of the Gulf of Mexico.  The pending well test at Davy Jones and ongoing near-term drilling results will provide important data as we continue to define the potential for this major new geologic trend.”

SUMMARY FINANCIAL TABLE*
	Fourth Quarter		Twelve Months
	2011	2010	2011	2010
	(In thousands, except per share amounts)
Revenues	$121,919	$99,007	$555,414	$434,376
Operating income (loss)	43,189	(21,588)	1,368	(78,985)
Income (loss) from continuing operations	43,385	(30,660)	(6,604)	(116,976)
Income (loss) from discontinued operations	(4,642)	894	(9,364)	(3,366)
Net income (loss) applicable to common stock(a,b,c,d)	28,400	(84,284)	(58,768)	(197,443)
Diluted net loss per share: Continuing operations	$0.19	$(0.84)	$(0.31)	$(2.04)
Discontinued operations	(0.03)	0.01	(0.06)	(0.04)
Applicable to common stock	$0.16	$(0.83)	$(0.37)	$(2.08)
Diluted average shares outstanding	181,436	102,055	159,216	95,125
Operating cash flows(e)	$48,535	$(21,475)	$227,048	$98,230
EBITDAX(f)	$67,558	$51,268	$309,815	$236,731
Capital expenditures	$105,606	$56,994	$509,494	$217,252

*
If any in-progress well or unproved property is determined to be non-productive or no longer meets the capitalization requirements under applicable accounting rules after the date of this release but prior to the filing of McMoRan’s December 31, 2011 Form 10-K, the related costs incurred through December 31, 2011 would be charged to expense in McMoRan’s 2011 financial statements.  McMoRan’s total drilling costs for its nine in-progress or unproven wells totaled $1,396.4 million, including $700.3 million in allocated purchase costs associated with property acquisitions.

a.	After preferred dividends.
b.
Includes impairment charges totaling $9.1 million in fourth-quarter 2011, $25.2 million in fourth-quarter 2010, $71.1 million in the twelve months of 2011 and $107.2 million in the twelve months of 2010 to reduce certain fields’ net carrying value to fair value.  Also includes adjustments to asset retirement obligations associated with certain of McMoRan’s oil and gas properties totaling approximately $11.4 million in fourth-quarter 2011 and $57.3 million in the twelve months of 2011.

c.	Includes charges to exploration expense totaling $42.3 million in the twelve months of 2011 for non-commercial well costs primarily associated with the Blueberry Hill #9 STK1 well.
d.
Includes McMoRan’s share of insurance reimbursements related to losses incurred from the September 2008 hurricanes totaling $39.1 million in fourth-quarter 2011, $24.2 million in fourth-quarter 2010, $91.1 million in the twelve months of 2011 and $38.9 million in the twelve months of 2010.

e.
Includes reclamation spending of $56.6 million in fourth-quarter 2011, $44.3 million in fourth-quarter 2010, $150.0 million in the twelve months of 2011 and $115.1 million in the twelve months of 2010.  Also includes working capital sources/(uses) of $2.5 million in fourth-quarter 2011, $(24.6) million in fourth-quarter 2010, $30.4 million in the twelve months of 2011 and $22.3 million in the twelve months of 2010.

f.	See reconciliation of EBITDAX to net income (loss) applicable to common stock on page II.

PRODUCTION ACTIVITIES
Fourth-quarter 2011 production averaged 170 MMcfe/d net to McMoRan, compared with 144 MMcfe/d in the fourth quarter of 2010.  Production in the fourth quarter of 2011 was in line with McMoRan’s previously reported estimates of 170 MMcfe/d in October 2011.  Annual production in 2011 averaged 187 MMcfe/d, compared with 161 MMcfe/d in 2010.  Excluding production from Davy Jones, which will be incorporated following the pending flow test, production is expected to average approximately 130 MMcfe/d for the year 2012, including 155 MMcfe/d in the first quarter of 2012.  McMoRan expects to increase 2012 production estimates following a successful flow test at Davy Jones.  McMoRan’s estimated production rates are dependent on the timing of planned recompletions, production performance, weather and other factors.

Production from the Flatrock field averaged a gross rate of approximately 147 MMcfe/d (60 MMcfe/d net to McMoRan) in the fourth quarter of 2011, compared with 165 MMcfe/d (31 MMcfe/d net to McMoRan) in the fourth quarter of 2010.  Production from Flatrock is expected to be lower in 2012 compared to 2011 as a result of declines in the currently producing zones.  Following depletion of currently producing zones, McMoRan is planning several recompletions to additional pay zones which are expected to increase production in future years.  Cumulative 8/8ths production from Flatrock through December 31, 2011 totaled 257 Bcfe and independent reservoir engineers’ preliminary estimates at December 31, 2011 totaled 197 Bcfe (8/8ths), including 64 Bcfe (27 Bcfe net to McMoRan) in positive reserve adjustments during 2011 related to favorable production performance and the inclusion of natural gas liquids.  McMoRan owns a 55.0 percent working interest and a 41.3 percent net revenue interest in the Flatrock field.

EXPLORATION AND DEVELOPMENT ACTIVITIES
Since 2008, McMoRan’s drilling activities in the shallow waters of the Gulf of Mexico (GOM) below the salt weld (i.e. listric fault) have successfully confirmed McMoRan’s geologic model and the highly prospective nature of this emerging geologic trend.  The data from five wells drilled to date indicate the presence below the salt weld of geologic formations including Middle/Lower Miocene, Wilcox, Frio, Tuscaloosa and Cretaceous carbonate, which have been prolific onshore, in the deepwater GOM and in international locations. The results of these activities indicate the potential for a major new geologic trend spanning 200 miles in the shallow waters of the GOM and onshore in the Gulf Coast area.  Further drilling and flow testing will be required to determine the ultimate potential of this new trend.

Completion activities of the Davy Jones No. 1 discovery well at South Marsh Island Block 230 are in an advanced stage.  Installation of the central processing facility, production platform for the Davy Jones No. 1 well and sales pipelines have been substantially completed.  The production tree, blow out preventer and safety valve, rated for pressures of 25,000 pounds per square inch, are available for installation.  On January 15, 2012, McMoRan successfully retrieved a piece of equipment that became lodged in the wellbore in December 2011.  McMoRan is currently proceeding with the completion and expects to flow test the well in the first quarter of 2012.  A successful flow test would have important implications on potential future reserve additions at Davy Jones and McMoRan’s other ultra-deep prospects. McMoRan expects first production from the well could be established shortly after a successful flow test.

As previously reported, McMoRan has drilled two successful sub-salt wells in the Davy Jones field.  The Davy Jones No. 1 well logged 200 net feet of pay in multiple Wilcox sands, which were all full to base.  The Davy Jones offset appraisal well (Davy Jones No. 2), which is located two and a half miles southwest of Davy Jones No. 1, confirmed 120 net feet of pay in multiple Wilcox sands, indicating continuity across the major structural features of the Davy Jones prospect, and also encountered 192 net feet of potential hydrocarbons in the Tuscaloosa and Lower Cretaceous carbonate sections.  McMoRan expects to complete and flow test both wells in 2012.

Davy Jones involves a large ultra-deep structure encompassing four OCS lease blocks (20,000 acres).  McMoRan holds a 63.4 percent working interest and a 50.2 percent net revenue interest in Davy Jones.  Other working interest owners in Davy Jones include: Energy XXI (NASDAQ: EXXI) (15.8%), JX Nippon Oil Exploration (Gulf) Limited (12%) and Moncrief Offshore LLC (8.8%).  McMoRan’s total investment in Davy Jones, which includes $474.8 million in allocated property acquisition costs, totaled $774.8 million at December 31, 2011.

McMoRan commenced drilling the Blackbeard East ultra-deep exploration by-pass well on August 25, 2011 at 30,630 feet.  The by-pass well has been drilled to 33,318 feet true vertical depth (TVD) (33,882 feet measured depth) and McMoRan is preparing to log the section below 30,800 feet.  The well is permitted to 34,000 feet.  As reported in January 2011, wireline logs indicated that Blackbeard East encountered hydrocarbon bearing sands in the Oligocene (Frio) with good porosity below 30,000 feet.  The well previously encountered 178 net feet of hydrocarbons in the Miocene sands above 25,000 feet.  Pressure and temperature data below the salt weld between 19,500 feet and 24,600 feet at Blackbeard East indicate that a completion at these depths could utilize conventional equipment and technologies.  Blackbeard East is located in 80 feet of water on South Timbalier Block 144.  McMoRan holds a 72.0 percent working interest and a 57.4 percent net revenue interest in the well.  Other working interest owners in Blackbeard East include EXXI (18.0%) and Moncrief Offshore LLC (10.0%).  McMoRan’s total investment in Blackbeard East, which includes $130.5 million in allocated property acquisition costs, totaled $276.9 million at December 31, 2011.

The Lafitte ultra-deep exploration well, which is located on Eugene Island Block 223 in 140 feet of water, commenced drilling on October 3, 2010.  The Lafitte well is currently drilling below 32,400 feet TVD.  Recent wireline logs have indicated 40 feet of possible hydrocarbon bearing sands between 31,300 feet and 31,700 feet.  This new Frio sand interval, combined with the 171 feet of potential net pay previously announced brings the total possible productive net sands to 211 feet in the Lafitte well.  This is the second hydrocarbon bearing Frio sand section encountered below the salt weld either on the GOM Shelf or in the deepwater offshore Louisiana.  The first Frio sand was seen approximately 80 miles east in McMoRan’s Blackbeard East well below 30,000 feet.  McMoRan is considering additional drilling opportunities on the Lafitte structure to evaluate this section further.

As previously reported in November 2011, wireline logs from interim logging operations indicated 56 net feet of hydrocarbon bearing sand over a 58 foot gross interval in the Cris-R section of the Lower Miocene with good porosity.  Flow testing will be required to confirm the ultimate hydrocarbon flow rates from this zone, which was full to base.  McMoRan controls approximately 15,000 gross acres in the immediate area of Lafitte.  These results enhance the potential of McMoRan’s other acreage in the Lafitte strategic area, including McMoRan’s Barataria and Captain Blood ultra-deep prospects.  Barataria (10,000 gross acres) is located west-southwest of Lafitte and Captain Blood (10,000 gross acres) is located immediately south of Lafitte.

McMoRan is deepening the Lafitte well to a proposed total depth of 33,000 feet to evaluate additional Oligocene and potentially Eocene objectives.  Lafitte is McMoRan’s third ultra-deep prospect to encounter Miocene age sands below the salt weld on the GOM Shelf.  McMoRan holds a 72.0 percent working interest and a 58.3 percent net revenue interest in Lafitte.  Other working interest owners in Lafitte include EXXI (18.0%) and Moncrief Offshore LLC (10.0%).  McMoRan’s total investment in Lafitte, which includes $35.8 million in allocated property acquisition costs, totaled $160.9 million at December 31, 2011.

The Blackbeard West No. 2 ultra-deep exploration well commenced drilling on November 25, 2011 and is currently drilling below 11,700 feet towards a proposed total depth of 26,000 feet.  The well, which is located on Ship Shoal Block 188 within the Blackbeard West unit, is targeting Miocene aged sands seen below the salt weld approximately 13 miles east at Blackbeard East.  McMoRan holds a 69.4 percent working interest and a 53.1 percent net revenue interest in Ship Shoal Block 188.  Other working interest owners include EXXI (22.9%) and Moncrief Offshore LLC (7.7%).  McMoRan’s total investment in Blackbeard West No. 2 totaled $10.9 million at December 31, 2011.

Operations have commenced at the Lineham Creek exploration prospect.  Lineham Creek is located onshore in Cameron Parish, Louisiana and is targeting Eocene and Paleocene objectives below the salt weld.  Operations commenced on December 31, 2011, and the initial exploratory well has a proposed total depth of 29,000 feet.  Chevron U.S.A Inc., as operator of the well, holds a 50 percent working interest.  McMoRan is participating for a 36.0 percent working interest.  Other working interest owners include EXXI (9.0%) and W. A. “Tex” Moncrief Jr. (5.0%).  McMoRan’s total investment in Lineham Creek totaled $10.4 million at December 31, 2011.

REVENUES
McMoRan’s fourth-quarter 2011 oil and gas revenues totaled $118.6 million, compared to $95.1 million during the fourth quarter of 2010.  During the fourth quarter of 2011, McMoRan’s sales volumes totaled 10.4 Bcf of gas, 577,000 barrels of oil and condensate and 1.8 Bcfe of natural gas liquids, compared to 8.2 Bcf of gas, 629,000 barrels of oil and condensate and 1.3 Bcfe of natural gas liquids in the fourth quarter of 2010.  McMoRan’s fourth-quarter comparable average realizations for gas were $3.57 per thousand cubic feet (Mcf) in 2011 and $4.05 per Mcf in 2010; for oil and condensate McMoRan received an average of $111.46 per barrel in fourth-quarter 2011 compared to $83.23 per barrel in fourth-quarter 2010; for natural gas liquids McMoRan received an average of $9.48 per Mcfe in fourth quarter 2011 compared to $7.27 per Mcfe in fourth quarter 2010.

CASH, LIQUIDITY AND CAPITAL EXPENDITURES
At December 31, 2011, McMoRan had $568.8 million in cash.  Total debt was $553.6 million at December 31, 2011, including $253.6 million in convertible securities.  McMoRan had no borrowings and $100 million of letters of credit issued under its revolving credit facility resulting in total availability of $50 million at December 31, 2011.

McMoRan has approximately 161 million shares of common stock outstanding.  Assuming conversion of McMoRan’s remaining outstanding 8% Convertible Perpetual Preferred Stock, 4% Convertible Senior Notes, 5¾% Convertible Perpetual Preferred Stock and 5¼% Convertible Senior Notes, McMoRan would have approximately 224 million common shares outstanding on a fully converted basis.

Capital expenditures totaled $105.6 million for the fourth quarter of 2011 and $509.5 million for the twelve-months ended December 31, 2011.  McMoRan expects 2012 capital expenditures to approximate $500 million, including $300 million for exploration and $200 million for development.  Capital spending will continue to be driven by opportunities, drilling results and follow-on development activities.

Net abandonment expenditures, which include scheduled conventional and hurricane-related work, totaled $56.6 million for the fourth quarter of 2011 and $150.0 million for the twelve-months ended December 31, 2011.  Abandonment expenditures are expected to approximate $60 million in 2012.

In the fourth quarter of 2011, McMoRan settled all outstanding claims from the 2008 hurricane events and recorded $39.1 million in gains associated with the final settlement and other insurance reimbursements.  Since 2009, McMoRan has recorded $154.6 million in gains associated with the 2008 hurricane events in the GOM.

RESERVE UPDATE
Independent reservoir engineers’ preliminary estimates of McMoRan’s proved oil, natural gas and natural gas liquid reserves as of December 31, 2011, were 255.8 Bcfe, compared with 279.8 Bcfe at December 31, 2010.  Year-end 2011 reserves reflect positive reserve revisions (including specific estimates of natural gas liquids) from certain of McMoRan’s producing properties, offset by 2011 production.  Year-end 2011 reserves exclude pending results from Davy Jones, Blackbeard and Lafitte.  McMoRan believes that information gained to date combined with positive future drilling results and successful flow tests at Davy Jones could result in significant future reserve additions.

Below is a summary of changes in proved reserves:
Bcfe
Proved Reserves at 12/31/10	279.8
2011 Production	(68.2)
Net Revisions*	44.2
Proved Reserves at 12/31/11	255.8
* Positive revisions principally from Flatrock (26.6 Bcfe), Main Pass Block 299 (5.6 Bcfe) and Laphroaig (3.3 Bcfe).

WEBCAST INFORMATION
A conference call with securities analysts to discuss McMoRan’s fourth-quarter 2011 results is scheduled for today at 10:00 a.m. Eastern Time.  The conference call will be broadcast on the internet along with slides.  Interested parties may listen to the conference call live and view the slides by accessing “www.mcmoran.com”.   A replay of the webcast will be available through Friday, February 17, 2012.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of natural gas and oil in the shallow waters of the GOM Shelf and onshore in the Gulf Coast area.  Additional information about McMoRan is available on its internet website “www.mcmoran.com”.

CAUTIONARY STATEMENT: This press release contains forward-looking statements that involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. We caution readers that forward-looking statements are not guarantees of future performance or exploration and development success, and our actual exploration experience and future financial results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Such forward-looking statements include, but are not limited to, statements regarding various oil and gas discoveries, oil and gas exploration, development and production activities and costs, capital expenditures, reclamation, indemnification and environmental obligations and costs, the potential for or expectation of successful flow tests, anticipated and potential quarterly and annual production and flow rates, reserve estimates, projected operating cash flows and liquidity and other statements that are not historical facts. No assurance can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they may have on our results of operations or financial condition.  Important factors that may cause actual results to differ materially from those anticipated by forward-looking statements include, but are not limited to, those associated with general economic and business conditions, failure to realize expected value creation from acquired properties, variations in the market demand for, and prices of, oil and natural gas, drilling results, unanticipated fluctuations in flow rates of producing wells due to mechanical or operational issues (including those experienced at wells operated by third parties where we are a participant), changes in oil and natural gas reserve expectations, the potential adoption of new governmental regulations, unanticipated hazards for which we have limited or no insurance coverage, failure of third party partners to fulfill their capital and other commitments, the ability to satisfy future cash obligations and environmental costs, adverse conditions, such as high temperatures and pressure that could lead to mechanical failures or increased costs, the ability to retain current or future lease acreage rights, the ability to satisfy future cash obligations and environmental costs, access to capital to fund drilling activities, as well as other general exploration and development risks and hazards and other factors described in more detail in Part I, Item 1A. "Risk Factors" included in our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC, as updated by our subsequent filings with the SEC.

Investors are cautioned that many of the assumptions upon which our forward-looking statements are based are likely to change after our forward-looking statements are made, including for example the market prices of oil and natural gas, which we cannot control, and production volumes and costs, some aspects of which we may or may not be able to control. Further, we may make changes to our business plans that could or will affect our results. We caution investors that we do not intend to update our forward-looking statements more frequently than quarterly, notwithstanding any changes in our assumptions, changes in our business plans, our actual experience, or other changes, and we undertake no obligation to update any forward-looking statements.

This press release contains a financial measure, earnings before interest, taxes, depreciation, amortization and exploration expenses (EBITDAX), commonly used in the oil and natural gas industry but not recognized under GAAP. As required by SEC Regulation G, reconciliations of this measure to amounts reported in our consolidated financial statements are included in the supplemental schedules of this press release.

#     #     #

McMoRan EXPLORATION CO.
STATEMENTS OF OPERATIONS (Unaudited)
	Three Months Ended				Year Ended
	December 31,				December 31,
	2011		2010		2011		2010
	(In Thousands, Except Per Share Amounts)
Revenues:
Oil and natural gas	$118,581		$95,089		$542,310		$418,816
Service	3,338		3,918		13,104		15,560
Total revenues	121,919		99,007		555,414		434,376
Costs and expenses:
Production and delivery costs	45,269		46,495		206,319		182,790
Depletion, depreciation and amortization expense a	59,164		67,342		307,902		282,062
Exploration expenses	2,910		14,509	b	81,742	b	42,608	b
Gain on oil and gas derivative contracts	-		(30)		-		(4,240)
General and administrative expenses	10,419		16,262		49,471		51,529
Main Pass Energy Hub™ costs	26		206		588		1,011
Insurance recoveries c	(39,058)		(24,189)		(91,076)		(38,944)
Gain on sale of oil and gas properties	-		-		(900)		(3,455)
Total costs and expenses	78,730		120,595		554,046		513,361
Operating income (loss)	43,189		(21,588)		1,368		(78,985)
Interest expense, net d	-		(9,120)		(8,782)		(38,216)
Other income, net	196		48		810		225
Income (loss) from continuing operations before income taxes	43,385		(30,660)		(6,604)		(116,976)
Income tax expense	-		-		-		-
Income (loss) from continuing operations	43,385		(30,660)		(6,604)		(116,976)
Income (loss) from discontinued operations	(4,642	) e	894		(9,364	) e	(3,366)
Net income (loss)	38,743		(29,766)		(15,968)		(120,342)
Preferred dividends and inducement payments for early
conversion of convertible preferred stock	(10,343)		(54,518	)f	(42,800	)f	(77,101	)f
Net income (loss) applicable to common stock	$28,400		$(84,284)		$(58,768)		$(197,443)

Basic net income (loss) per share of common stock:
Continuing operations	$0.21		$(0.84)		$(0.31)		$(2.04)
Discontinued operations	(0.03)		0.01		(0.06)		(0.04)
Basic net income (loss) per share of common stock	$0.18		$(0.83)		$(0.37)		$(2.08)

Diluted net income (loss) per share of common stock:
Continuing operations	$0.19		$(0.84)		$(0.31)		$(2.04)
Discontinued operations	(0.03)		0.01		(0.06)		(0.04)
Diluted net income (loss) per share of common stock	$0.16	g	$(0.83)		$(0.37)		$(2.08)
Average common shares outstanding:
Basic	161,328		102,055		159,216		95,125
Diluted	181,436	g	102,055		159,216		95,125

I

a.
Includes impairment charges totaling $9.1 million and $71.1 million in the fourth quarter and year ended December 31, 2011, respectively, and $25.2 million and $107.2 million in the fourth quarter and year ended December 31, 2010, respectively. Also includes reclamation accrual adjustments for asset retirement obligations associated with certain oil and gas properties totaling approximately $11.4 million and $57.3 million in the fourth quarter and year ended December 31, 2011, respectively, and $5.7 million and $9.0 million in the fourth quarter and year ended December 31, 2010, respectively, portions of which in both years were covered for reimbursement under McMoRan’s insurance policies.

b.
Includes charges for non-productive well costs and unproven leasehold cost reductions of $42.3 million for the year ended December 31, 2011, and $7.3 million and $14.5 million for the fourth quarter and year ended December 31, 2010, respectively.

c.	Represents McMoRan’s share of insurance reimbursements related to losses incurred from the September 2008 hurricanes, including the final claim settlement amount approved in December 2011.
d.
Net of interest capitalized as a component of ongoing exploration and development projects of $14.2 million and $3.8 million for the fourth quarters of 2011 and 2010, and $47.4 million and $10.1 million for the years ended December 31, 2011 and 2010, respectively.

e.	Includes asset retirement obligation adjustments of approximately $3.6 million related to McMoRan’s former offshore sulphur mining facilities recorded in the fourth quarter of 2011.
f.
Includes payments of $1.5 million to induce the conversion of approximately 8,100 shares of McMoRan’s 8% convertible perpetual preferred stock (8% preferred stock) into approximately 1.2 million shares of its common stock in the year ended December 31, 2011. Includes a $51.6 million non-cash charge for the difference between the $16 per common share conversion price (negotiated in September 2010) and the $17.18 per common share closing market price on the December 30, 2010 closing date associated with the 5¾% Convertible Perpetual Preferred Stock issued in connection with certain properties acquired from Plains Exploration and Production Company (the PXP Acquisition). The year ended December 31, 2010 amount also includes $12.2 million of payments to induce conversion of approximately 64,200 shares of 8% preferred stock into approximately 9.4 million shares of common stock.

g.
Assumes conversion to equivalent common shares of McMoRan’s 8% convertible perpetual preferred stock (2.0 million shares), 4% convertible senior notes (12.5 million shares) and 5¼% convertible senior notes (4.1 million shares).

II

McMoRan EXPLORATION CO.
RECONCILATION OF REPORTED AMOUNTS TO NON-GAAP ITEMS (Unaudited)

EBITDAX is a financial measure commonly used in the oil and natural gas industry but is not a recognized accounting term under accounting principles generally accepted in the United States of America (GAAP).  As defined by McMoRan, EBITDAX reflects the company’s adjusted oil and gas operating income (loss).   EBITDAX is derived from net income (loss) from continuing operations before other income, net; interest expense, net; income tax expense; Main Pass Energy HubTM costs; exploration expenses; depletion, depreciation and amortization expense; hurricane repair charges included in production and delivery costs; stock-based compensation charged to general and administrative expenses; PXP Acquisition transaction costs charged to general and administrative expense; insurance recoveries; gain on sale of oil and gas properties; and change in fair value of oil and gas derivative contracts.  EBITDAX should not be considered by itself or as a substitute for net income (loss), operating income (loss), cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP, or as a measure of McMoRan’s profitability or liquidity.  Because EBITDAX excludes some, but not all, items that affect net income (loss), the computation of this non-GAAP financial measure may be different from similar presentations of other companies, including oil and gas companies in our industry.  As a result, the EBITDAX data presented below may not be comparable to similarly titled measures of other companies.

McMoRan’s management utilizes both the GAAP and non-GAAP results presented in this news release to evaluate McMoRan’s performance and believes that comparative analysis of results are useful to investors and other internal and external users of our financial statements in evaluating our operating performance, and such analysis can be enhanced by excluding the impact of these items to help investors meaningfully compare our results from period to period.  The following is a reconciliation of reported amounts from net income (loss) applicable to common stock to EBITDAX (in thousands):

	Fourth Quarter		Year Ended December 31,
	2011	2010	2011	2010
Net income (loss) applicable to common stock, as reported	$28,400	$(84,284)	$(58,768)	$(197,443)
Preferred dividends and inducement payments for early
conversion of convertible preferred stock	10,343	54,518	42,800	77,101
Income (loss) from discontinued operations	4,642	(894)	9,364	3,366
Income (loss) from continuing operations, as reported	43,385	(30,660)	(6,604)	(116,976)

Other income, net	(196)	(48)	(810)	(225)
Interest expense, net	-	9,120	8,782	38,216
Income tax expense	-	-	-	-
Main Pass Energy HubTM costs	26	206	588	1,011
Exploration expenses	2,910	14,509	81,742	42,608
Depletion, depreciation and amortization expense	59,164	67,342	307,902	282,062
Hurricane repair charges (credits) included in production and
delivery costs	(189)	3,027	(163)	6,884
Stock-based compensation charged to general and
administrative expenses	1,486	1,597	9,945	9,750
PXP Acquisition transaction costs charged to general and
administrative expenses	-	7,629	-	9,000
Insurance recoveries	(39,058)	(24,189)	(91,076)	(38,944)
Gain on sale of oil and gas properties	-	-	(900)	(3,455)
Change in fair value of oil and gas derivative contracts	-	2,735	-	6,800
Other	30	-	409	-
EBITDAX	$67,558	$51,268	$309,815	$236,731

III

McMoRan EXPLORATION CO.
OPERATING DATA (Unaudited)

	Fourth Quarter		Year Ended December 31,
	2011	2010	2011	2010
Sales volumes:
Gas (thousand cubic feet, or Mcf)	10,361,800	8,223,200	45,000,000	38,019,100
Oil (barrels)	577,000	629,000	2,716,900	2,480,900
Natural gas liquids (NGLs, Mcf equivalent)	1,787,800	1,275,400	6,925,400	5,956,700
Average realizations:
Gas (per Mcf)	$ 3.57	$ 4.05	$ 4.32	$ 4.77
Oil (per barrel)	$ 111.46	$ 83.23	$ 104.45	$ 77.93
NGLs (per Mcf equivalent)	$ 9.48	$ 7.27	$ 9.13	$ 7.32

IV

McMoRan EXPLORATION  CO.
CONDENSED BALANCE SHEETS (Unaudited)

	December 31,	December 31,
	2011	2010
	(In Thousands)
ASSETS
Cash and cash equivalents	$568,763	$905,684
Accounts receivable	72,085	86,516
Inventories	36,274	38,461
Prepaid expenses	9,103	15,478
Current assets from discontinued operations, including restricted cash
of $473	682	702
Total current assets	686,907	1,046,841
Property, plant and equipment, net a	2,181,926	1,785,607
Restricted cash	61,617	53,975
Deferred financing costs and other assets	8,325	9,952
Long-term assets from discontinued operations	439	2,989
Total assets	$2,939,214	$2,899,364

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$115,832	$102,658
Accrued liabilities	160,822	99,363
Accrued interest and dividends payable	14,448	6,768
Current portion of accrued oil and gas reclamation costs	58,810	120,970
5 ¼% convertible senior notes	66,223	74,720
Current portion of accrued sulphur reclamation costs (discontinued operations)	1,838	11,772
Current liabilities from discontinued operations	3,426	1,993
Total current liabilities	421,399	418,244
11.875% senior notes	300,000	300,000
4% convertible senior notes	187,363	185,256
Accrued oil and gas reclamation costs a	267,584	237,654
Other long-term liabilities	20,886	16,596
Accrued sulphur reclamation costs (discontinued operations)	15,907	13,494
Other long-term liabilities from discontinued operations	3,111	3,783
Total liabilities	1,216,250	1,175,027
Stockholders' equity	1,722,964	1,724,337
Total liabilities and stockholders' equity	$2,939,214	$2,899,364

a.	Includes fourth quarter 2011 adjustments of $47 million for increased estimates of future asset retirement costs.

V

 McMoRan EXPLORATION CO.
STATEMENTS OF CASH FLOW (Unaudited)

	Year Ended
	December 31,
	2011	2010
	(In Thousands)
Cash flow from operating activities:
Net loss	$(15,968)	$(120,342)
Adjustments to reconcile net loss to net cash provided by operating activities:
Loss from discontinued operations	9,364	3,366
Depletion, depreciation and amortization expense	307,902	282,062
Exploration drilling and related expenditures	42,339	14,526
Compensation expense associated with stock-based awards	18,325	18,707
Amortization of deferred financing costs	5,881	3,729
Change in fair value of oil and gas derivative contracts	-	6,800
Reclamation expenditures, net of prepayments by third parties	(150,021)	(115,133)
Increase in restricted cash	(5,012)	(12,298)
Gain on sale of oil and gas properties	(900)	(3,455)
Other	(318)	227
(Increase) decrease in working capital:
Accounts receivable	(22,996)	(17,483)
Accounts payable and accrued liabilities	45,944	30,223
Inventories	2,187	10,895
Prepaid expenses and other	5,303	(1,377)
Net cash provided by continuing operations	242,030	100,447
Net cash used in discontinued operations	(14,982)	(2,217)
Net cash provided by operating activities	227,048	98,230

Cash flow from investing activities:
Exploration, development and other capital expenditures	(509,494)	(217,252)
Acquisition of oil and gas properties, net	(9,520)	(86,134)
Proceeds from sale of oil and gas property	900	2,920
Net cash used in continuing operations	(518,114)	(300,466)
Net cash activity from discontinued operations	-	-
Net cash used in investing activities	(518,114)	(300,466)

VI

McMoRan EXPLORATION CO.
STATEMENTS OF CASH FLOW (Unaudited)
(Continued)

Cash flow from financing activities:
Proceeds from the sale of 5.75% convertible perpetual
preferred stock	$-	$700,000
Proceeds from the sale of 4% convertible senior notes	-	200,000
Dividends paid and inducement payments on early conversion
of convertible preferred stock	(37,951)	(27,306)
Payment of 5 ¼ % convertible senior notes	(6,543)	-
Credit facility refinancing fees	(1,745)	-
Debt and equity issuance costs	(562)	-
Cost associated with sale of 5.75% convertible perpetual
preferred stock and sale of 4% convertible senior notes	-	(6,689)
Proceeds from exercise of stock options and other	946	497
Net cash provided by (used in) continuing operations	(45,855)	866,502
Net cash activity from discontinued operations	-	-
Net cash provided by (used in) financing activities	(45,855)	866,502
Net increase (decrease) in cash and cash equivalents	(336,921)	664,266
Cash and cash equivalents at beginning of year	905,684	241,418
Cash and cash equivalents at end of period	$568,763	$905,684

Supplemental non-cash investing & financing activities:
Issuance of 2.8 million and 51 million shares of common stock and other non-cash purchase price consideration related to property acquisitions in 2011 and 2010, respectively	$39,123	$926,010
Accrued debt and preferred stock offering costs	$-	$1,006

VII